Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

 We consent to the incorporation by reference in Registration Statement Nos. 33-44449, 33-64656, 333-61976 and 333-39122 of Applied Extrusion Technologies, Inc. on Form S-8 of our report dated February 1, 2005, appearing in the Annual Report on Form 10-K of Applied Extrusion Technologies, Inc. for the year ended September 30, 2004.

/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
February 1, 2005